Exhibit 8.1

Troutman Sanders LLP 875 Third Avenue New York, New York 10022 troutman.com

March 15, 2019

ConversionPoint Technologies, Inc.

ConversionPoint Holdings, Inc.

840 Newport Center Drive

Newport Beach, CA 92660

Form S-4 Registration Statement

Ladies and Gentlemen:

We have acted as special counsel to ConversionPoint Holdings, Inc., a Delaware corporation (“Parent”) and ConversionPoint Technologies, Inc., a Delaware corporation (“CPT”) in connection with (i) the proposed merger (the “CPT Merger”) of CPT Merger Sub, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Parent (“CPT Merger Sub”) with and into CPT, with CPT surviving the merger as a wholly-owned subsidiary of Parent (ii) the proposed merger (the “Inuvo Merger” and together with the CPT Merger, the “Mergers”) of CPT Cigar Merger Sub, Inc., a Nevada corporation and a direct wholly-owned subsidiary of Parent (“Inuvo Merger Sub”) with and into Inuvo, Inc., a Nevada corporation (“Inuvo”), with Inuvo surviving the merger as a wholly-owned subsidiary of Parent, with such Mergers effected in accordance with the applicable provisions of the Nevada Revised Statutes and the Delaware General Corporation Law and pursuant to the Agreement and Plan of Merger dated as of November 2, 2018 as amended pursuant to Amendment No. 1 to the Agreement and Plan of Merger dated as of March 1, 2019 (the “Agreement”) and (iii) the receipt by Parent of at least $36 million in gross proceeds from the issuance and sale of its equity, debt and/or equity-linked securities (the “Financing” and together with the Mergers, the “Exchanges”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement. At your request, and in connection with the filing of the Form S-4, including the proxy statement/prospectus forming a part thereof, we are rendering our opinion concerning certain United States federal income tax matters.

ConversionPoint Technologies, Inc. ConversionPoint Holdings, Inc. March 15, 2019 Page 2

In rendering our opinion set forth below, we have examined and relied upon, without independent investigation or verification, the accuracy and completeness of the facts, information, representations, covenants and agreements contained in the Agreement, the Form S-4 and such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below. In addition, we have relied upon the accuracy and completeness of certain statements, representations, covenants and agreements made by Parent, CPT and Inuvo, including factual statements and representations set forth in officers’ certificates dated the date hereof from officers of Parent, CPT and Inuvo (the “Representation Letters”). For purposes of rendering our opinion, we have assumed that (i) the Exchanges will be consummated in accordance with the provisions of the Agreement and as described in the Form S-4 (and no transaction or condition described therein and affecting this opinion will be waived by any party to the Agreement), (ii) the statements concerning the Exchanges contemplated by the Agreement and the parties referred to in the Agreement, the Form S-4 and the Representation Letters are true, complete and correct, and will remain true, complete and correct at all times up to and including the Effective Time and thereafter (where relevant), (iii) any statements made in the Agreement, the Form S-4 or the Representation Letters regarding the “belief” of any person are true, complete and correct, and will remain true, complete and correct at all times up to and including the Effective Time and thereafter (where relevant) in each case as if made without such qualification, and (iv) the parties to the Agreement have complied with, and, if applicable, will continue to comply with, their respective covenants and agreements contained in the Agreement. Our opinion assumes and is expressly conditioned on, among other things, the initial and continuing accuracy and completeness of the facts, information, representations, covenants and agreements set forth in the documents referred to in this paragraph.

Our opinion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations issued thereunder, Internal Revenue Service pronouncements and judicial decisions, all as in effect on the date hereof. These authorities are subject to change and any such change may be applied retroactively, and we can provide no assurance as to the effect that any change may have on the opinion that we have expressed below.

Based upon and subject to the foregoing, we are of the opinion that, under currently applicable United States federal income tax law, the Exchanges will qualify as an “exchange” within the meaning of Section 351 of the Code. In addition, subject to the limitations, qualifications, exceptions and assumptions set forth therein, the discussion in the section of the Form S-4 entitled “MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES”, constitutes our opinion under current law of the material United States federal income tax consequences of the Exchanges in all material respects.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Form S-4 and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Troutman Sanders LLP